EXHIBIT 12

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth certain information regarding our consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends. Fixed charges represent interest expense, a portion of rent expense representative of interest, trust-preferred securities related expense and amortization of debt issuance costs.

(Dollar amounts in thousands)	Year ended December 31,
	2016	2015	2014	2013	2012
Fixed charges:
Interest expense excluding deposits	$35,954	$68,651	$123,175	$185,391	$225,482
Portion of rents representative of an interest factor	21,606	20,836	19,732	19,468	19,568
Fixed charges excluding interest on deposits	57,560	89,487	142,907	204,859	245,050
Interest on deposits	51,012	49,560	49,823	59,686	81,300
Fixed charges including interest on deposits	$108,572	$139,047	$192,730	$264,545	$326,350

Fixed charges and preferred stock dividends:
Interest expense excluding deposits	$35,954	$68,651	$123,175	$185,391	$225,482
Portion of rents representative of an interest factor	21,606	20,836	19,732	19,468	19,568
Preferred stock dividend requirement	77,390	91,778	112,123	147,281	265,450
Fixed charges and preferred stock dividends excluding interest on deposits	134,950	181,265	255,030	352,140	510,500
Interest on deposits	51,012	49,560	49,823	59,686	81,300
Fixed charges and preferred stock dividends including interest on deposits	$185,962	$230,825	$304,853	$411,826	$591,800

Earnings:
Income from continuing operations before income taxes	$704,908	$451,859	$621,423	$406,432	$541,566
Equity in undistributed earnings of unconsolidated subsidiaries	(5,657)	(4,757)	(7,996)	(11,066)	(13,983)
Fixed charges excluding interest on deposits	57,560	89,487	142,907	204,859	245,050
Earnings excluding interest on deposits	756,811	536,589	756,334	600,225	772,633
Interest on deposits	51,012	49,560	49,823	59,686	81,300
Earnings including interest on deposits	$807,823	$586,149	$806,157	$659,911	$853,933

Ratio of earnings to fixed charges:
Excluding interest on deposits	13.15	6.00	5.29	2.93	3.15
Including interest on deposits	7.44	4.22	4.18	2.49	2.62

Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	5.61	2.96	2.97	1.70	1.51
Including interest on deposits	4.34	2.54	2.64	1.60	1.44